(m)(5)(i)

AMENDED SCHEDULE A

with respect to

VOYA SERIES FUND, INC.

SECOND AMENDED AND RESTATED

SHAREHOLDER SERVICE AND DISTRIBUTION PLAN

CLASS R SHARES

Name of Funds

Voya Capital Allocation Fund

Voya Corporate Leaders® 100 Fund

Voya Global Target Payment Fund

Voya Government Money Market Fund

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund

Date last updated: November 17, 2016